SCHEDULE A
TO THE INVESTMENT ADVISORY AGREEMENT
BETWEEN THE POTOMAC FUNDS AND RAFFERTY ASSET MANAGEMENT, LLC

Pursuant to section 1 of the Investment Advisory Agreement between the Potomac Funds (the “Trust” and Rafferty Asset Management, LLC (“Rafferty”), the Trust hereby appoints Rafferty to manage the investment and reinvestment of the Portfolios of the Trust listed below. As compensation for such, the Trust shall pay to Rafferty pursuant to section 7 of the Investment Advisory Agreement a fee, computed daily and paid monthly, at the following annual rates as percentages of each portfolio’s average daily net assets:

Portfolios of the Trust	Advisory Fee as a % of Average Daily Net Assets Under Management

For each Fund listed below:	0.75%
OTC Plus Fund
Dow 30 Plus Fund
Small Cap Plus Fund
Dynamic HY Bond Fund
ContraBond Fund
10 Year Plus Fund

For each Fund listed below:	0.90%
Small Cap/Short Fund
U.S./Short Fund
0.95%
For each Fund listed below:
Dollar Bear Fund
Short Real Estate Fund
Commodity Bull Fund
HY Bear Fund

For each Fund listed below:	1.00%
Warwick Fund
Evolution Managed Bond Fund
Evolution Managed Equity Fund
Spectrum High Yield Plus Fund
Spectrum Global Perspective Fund
Spectrum Equity Opportunity Fund
HCM Freedom Fund

For PSI Calendar Effects Fund	1.25%

For the U.S. Government Money Market Fund	0.50%

Dated: September 22, 1997, as amended July 1, 2005